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                                                     [BEVERLY ENTERPRISES LOGO]


                                                                    EXHIBIT 99.1


NEWS  RELEASE

Contact:   Jim Griffith
                     Senior Vice President
                     Investor Relations and
                     Corporate Communications
                     (479) 201-5514


               BEVERLY REACHES AGREEMENT WITH CALIFORNIA OFFICIALS

(FORT SMITH, ARKANSAS, August 1, 2002) - Beverly Enterprises, Inc. (NYSE: BEV) today announced that it has reached an agreement with California officials on issues surrounding the services provided at certain nursing homes in that state. Investigations by State Attorney General William Lockyer and the County of Santa Barbara District Attorney Thomas Sneddon had focused primarily on two incidents that occurred at the La Cumbre Convalescent Hospital in Santa Barbara in July 2000 and in July 2001.

Under terms of the settlement, a subsidiary, Beverly Enterprises-California, Inc., has entered a plea of nolo contendere in Santa Barbara County Court to two felony charges under California's Elder Abuse statute. The settlement also provides that Beverly Enterprises-California, Inc. will:

o Pay a civil monetary penalty to the Attorney General and District Attorney totaling $2 million, payable in four quarterly installments of $500,000 beginning in the third quarter of 2002;

o        Pay a fine of $54,000 relating to the nolo contendere plea;

o Reimburse the Attorney General and District Attorney for the costs of their investigations, which total $533,000;

o Enter into a "Permanent Injunction and Final Judgement" (consent decree) - along with Beverly Enterprises, Inc., Beverly Health and Rehabilitation Services and Beverly Healthcare - California, Inc. -- ensuring that California nursing facilities owned and operated by Beverly Enterprises, Inc.'s operating subsidiaries comply with all applicable laws and regulations - and to continue their existing training and education programs.


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"We accept responsibility for the two unfortunate incidents that occurred at the
La Cumbre nursing home, but we firmly believe that those incidents did not constitute criminal behavior on the part of any of our operating units or our employees," said William R. Floyd, Beverly Chairman and Chief Executive Officer. "We chose to put this matter behind us, rather than pursue a protracted legal and political conflict that would have required significant management and financial resources. Timely resolution of this issue is the right choice for the elderly residents who depend on us for the delivery of quality care, for our associates and for our shareholders."

Floyd continued: "We share with the Attorney General and District Attorney the desire to ensure that quality of care is the priority at every one of our nursing homes in California and elsewhere. We are pleased to resolve this matter in a way that does not hinder our ability to meet California's standards for care - which are among the highest in the nation - and to continue providing quality care to our residents."

Early in 2001, Beverly's new management team reorganized its nursing home operations and strengthened the quality assurance function to provide additional supervisory and clinical resources at its facilities. Beverly also changed the structure and composition of the entire management group in California. As for the La Cumbre facility, Beverly sold the home to another long-term care provider last October.

"The quality of care we've provided in California during the past three years has been equal to if not better than the overall nursing home average in this state," Floyd said. "During 2002 our performance is better than the state-published average for all nursing homes for the number of deficiencies per survey. In addition, the surveys of our California nursing homes this year have produced no findings of adverse action and no denials of payments due to quality issues. This continuing improvement in quality is a tribute to the 6400 Beverly associates in California."

The nolo contendere plea is anticipated to have no material adverse operating impact on other Beverly subsidiaries and their facilities in California or other states, all of which remain eligible for Medicare, Medicaid and MediCal payments. The settlement agreement does not require any of Beverly Enterprises, Inc.'s operating subsidiaries to divest any facilities in California or other states. The company has been advised by the Attorney General and District Attorney that no directors or officers of Beverly Enterprises, Inc. and its operating subsidiaries will face civil or criminal liability for issues arising from their investigations. The company has recorded a charge against second quarter earnings of $6.3 million to reflect the settlement and related costs.


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Beverly Enterprises and its operating subsidiaries comprise a leading provider of healthcare services to the elderly in the United States. They operate 462 skilled nursing facilities, as well as 29 assisted living centers, 53 home care and hospice centers and 153 outpatient therapy clinics. Through AEGIS Therapies, they also offer rehabilitative services on a contract basis to nursing homes operated by other care providers.



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